Exhibit 3.21

AMENDED AND RESTATED
OPERATING AGREEMENT
OF AUTO-C, LLC

THE UNDERSIGNED is the sole Member of Auto-C, LLC, a limited liability company (the “Company”) formed under the laws of the State of Delaware. The undersigned hereby adopts the following Amended and Restated Operating Agreement, amending and restating that certain Operating Agreement, dated as of April 25, 2002, signed by S.C. Johnson Commercial Markets, Inc. (now known as JohnsonDiversey, Inc.) (the “Agreement”), pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C. §§18-l0l et seq. (the “Delaware Act”), and does hereby certify and agree as follows:

1.  Name.    The name of the Company shall be Auto-C, LLC, or such other name as the Member may from time to time hereafter designate.

2.  Definitions; Rules of Construction.    In addition to terms otherwise defined herein, the following terms are used herein as defined below:

“Capital Contribution” means the amount of capital contributed by the Member to the Company in accordance with Section 8 hereof.

“Event of Withdrawal of the Member” means the death, retirement, resignation, expulsion, bankruptcy, or dissolution of the Member or the occurrence of any other event that terminates the continued membership of the Member in the Company.

“Initial Member” means JohnsonDiversey, Inc. (formerly known as S.C. Johnson Commercial Markets, Inc.), a Delaware corporation.

“Interest” means the ownership interest of the Member in the Company (which shall be considered personal property for all purposes), consisting of (i) such Member’s Percentage Interest in profits, losses, allocations, and distributions, (ii) such Member’s right to vote or grant or withhold consents with respect to Company matters as provided herein or in the Delaware Act, and (iii) such Member’s other rights and privileges as herein provided.

“Member” means the Initial Member or any transferee or Pledgee (as defined herein) of the Interest by the Initial Member, as applicable.

“Percentage Interest” means the Member’s share of the profits and losses of the Company and the Member’s percentage right to receive distributions of the Company’s assets. The Percentage Interest of the Member shall initially be the percentage set forth opposite such Member’s name on Schedule I hereto, as such Schedule shall be amended from time to time in accordance with the provisions hereof. The combined Percentage Interest of the Member shall at all times equal 100 percent.

Words used herein, regardless of the number and gender used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires, and, as used herein, unless the context clearly requires otherwise, the words “hereof,” “herein,” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provisions hereof.

3.  Purpose.    The purpose of the Company shall be to engage in any lawful business that may be engaged in by a limited liability company organized under the Delaware Act, as such business activities may be determined by the Member from time to time.

4.  Offices.

(a)  The principal office of the Company, and such additional offices as the Member may determine to establish, shall be located at such place or places inside or outside the State of Delaware as the Member may designate from time to time.

(b)  The registered office of the Company in the State of Delaware is located at 1209 Orange Street, Wilmington, Delaware, New Castle County. The registered agent of the Company for service of process at such address is The Corporation Trust Company.

5.  Member.    The name and business or residence address of the Member of the Company are as set forth on Schedule I attached hereto, as the same may be amended from time to time.

6.  Term.    The Company shall continue until dissolved and terminated in accordance with Section 14 of this Agreement.

7.  Management of the Company.

(a)  The Member shall have the right to manage the business of the Company, and shall have all powers and rights necessary, appropriate, or advisable to effectuate and carry out the purposes and business of the Company. The Member may appoint, employ, or otherwise contract with any persons or entities for the transaction of the business of the Company or the performance of services for or on behalf of the Company, and the Member may delegate to any such person (who may be designated an officer of the Company) or entity such authority to act on behalf of the Company as the Member may from time to time deem appropriate.

(b)  The Member may execute and file on behalf of the Company with the Secretary of State of the State of Delaware any certificates of correction of, or certificates of amendment to, the Company’s certificate of formation, one or more restated certificates of formation and certificates of merger or consolidation and certificate of cancellation canceling the Company’s certificate of formation.

8.  Capital Contributions; Capital Accounts; Administrative Matters.

(a)  The Initial Member has contributed to the Company in cash the amount set forth on Schedule I hereto. The Initial Members shall have no obligation to make any further capital contributions to the Company.

(b)  A single, separate capital account shall be maintained for the Member. The Member’s capital account shall be credited with the amount of money and the fair market value of property (net of any liabilities secured by such contributed property that the Company assumes or takes subject to) contributed by the Member to the Company; the amount of any Company liabilities assumed by such Member (other than in connection with a distribution of Company property), and such Member’s distributive share of Company profits (including tax exempt income). The Member’s capital account shall be debited with the amount of money and the fair market value of property (net of any liabilities that such Member assumes or takes subject to) distributed to such Member; the amount of any liabilities of such Member assumed by the Company (other than in connection with a contribution); and such Member’s distributive share of Company losses (including items that may be neither deducted nor capitalized for federal income tax purposes).

(c)  Notwithstanding any provision of this Agreement to the contrary, the Member’s capital account shall be maintained and adjusted in accordance with the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and the regulations thereunder (the “Regulations”), including, without limitation, (i) the adjustments permitted or required by Internal Revenue Code Section 704(b) and, to the extent applicable, the principles expressed in Internal Revenue Code Section 704(c) and (ii) adjustments required to maintain capital accounts in accordance with the “substantial economic effect test” set forth in the Regulations under Internal Revenue Code Section 704(b).

(d)  The Company hereby designates S.C. Johnson Commercial Markets, Inc. as “Tax Matters Partner” for purposes of Internal Revenue Code Section 6231 and the Regulations promulgated thereunder. The Tax Matters Partner shall promptly advise each Member of any audit proceedings proposed to be conducted with respect to the Company.

(e)  It is the intention of the Member that the Company shall be taxed as a “partnership” for federal, state, local, and foreign income tax purposes. The Member agrees to take all reasonable actions, including the amendment of this Agreement and the execution of other documents, as may reasonably be required in order for the Company to qualify for and receive “partnership” treatment for federal, state, local, and foreign income tax purposes.

(f)  The fiscal year of the Company shall be a calendar year. The books and records of the Company shall be maintained in accordance with generally accepted accounting principles and Section 704(b) of the Internal Revenue Code and the Regulations.

9.  Assignments of Company Interest.    The Member may sell, assign, pledge, or otherwise transfer or encumber (collectively “transfer”) all or any part of its interest in the Company to another Person (the “Pledgee”). To the extent that the Member has pledged or otherwise encumbered the Interest of the Company to a Pledgee, upon the occurrence and during the continuance of an event of default under (x) the loan agreement relating to such pledge or encumbrance or (y) such other agreements pursuant to which such pledge was granted or such encumbrance was created, in each case the Pledgee shall be entitled to exercise all of the rights of the Member and shall be permitted to become a Member of the Company entitled to participate in the management thereof. Further, upon such event of default, the entire Interest of the Company shall transfer to the Pledgee and the Initial Member shall cease to be a Member.

10.  Additional Members.    Except as otherwise provided herein, the Member shall not have the right to admit additional Members other than Pledgees in accordance with Section 9 herein.

11.  Distributions.    Distributions of cash or other assets of the Company shall be made at such times and in such amounts as the Member may determine.

12.  Dissolution.    Subject to the provisions of Section 15 of this Agreement, the Company shall be dissolved and its affairs wound up and terminated upon the first to occur of the following:

(a)  The determination of the Member to dissolve the Company; or

(b)  The occurrence of an Event of Withdrawal of the Member or any other event causing a dissolution of the Company under Section 18-801 of the Delaware Act.

13.  Limitation on Liability.    The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations, and liabilities of the Company, and the Member of the Company shall not be obligated personally for any such debt, obligation, or liability of the Company solely by reason of being a Member.

14.  Standard of Care; Indemnification of Members, Officers, Employees, and Agents.

(a)  The Member shall not have any personal liability whatsoever to the Company on account of such Member’s status as a Member or by reason of such Member’s acts or omissions in connection with the conduct of the business of the Company; provided, however, that nothing contained herein shall protect the Member against any liability to the Company to which such Member would otherwise be subject by reason of (i) any act or omission of such Manager or officer that involves actual fraud or willful misconduct or (ii) any transaction from which such Member derived improper personal benefit.

(b)  The Company shall indemnify and hold harmless the Member, the affiliates of the Member and the officers of the Company (each an “Indemnified Person”) against any and all losses, claims, damages, expenses, and liabilities (including, but not limited to, any investigation, legal and other reasonable expenses incurred in connection with, and any amounts paid in settlement of, any action, suits, proceeding, or claim) of any kind or nature whatsoever that such Indemnified Person may at any time become subject to or liable for by reason of the formation, operation, or termination of the Company, or the Indemnified Person’s acting as a Member under this Agreement, or the authorized actions of such Indemnified Person in connection with the conduct of the affairs of the Company (including, without limitation, indemnification against negligence, gross negligence, or breach of duty); provided, however, that no Indemnified Person shall be entitled to indemnification if and to the extent that the liability otherwise to be indemnified for results from (i) any act or omission of such Indemnified Person that involves actual fraud or willful misconduct or (ii) any transaction from which such Indemnified Person derived improper personal benefit. The indemnities provided hereunder shall survive termination of the Company and this Agreement. Each Indemnified Person shall have a claim against the property and assets of the Company for payment of any indemnity amounts from time to time due hereunder, which amounts shall be paid or properly reserved for prior to the making of distributions by the Company to the Member. Costs and expenses that are subject to indemnification hereunder shall, at the request of any Indemnified Person, be advanced by the Company to or on behalf of such Indemnified Person prior to final resolution of a matter, so long as such Indemnified Person shall have provided the Company with a written undertaking to reimburse the Company for all amounts so advanced if it is ultimately determined that the Indemnified Person is not entitled to indemnification hereunder.

(c)  The contract rights to indemnification and to the advancement of expenses conferred in this Section 17 shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, agreement, or otherwise.

(d)  The Company may maintain insurance, at its expense, to protect itself, the Member and the officers, employees, or agents of the Company, or another limited liability company, corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss, whether or not the Company would have the power to indemnify such person against such expense, liability, or loss under the Delaware Act.

(e)  The Company may, to the extent authorized from time to time by the Member, grant rights to indemnification and to advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of this Section 17 with respect to the indemnification and advancement of expenses of the Member of the Company.

15.  Amendments.    This Agreement may be amended at any time.

16.  Governing Law.    This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

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IN WITNESS WHEREOF, the undersigned has caused one of its duly authorized officers to duly execute this Agreement as of June 13, 2002.

MEMBER

JOHNSONDIVERSEY, INC. (formerly known as S.C. Johnson Commercial Markets, Inc.)

By:	/s/ MICHAEL J. BAILEY
Michael J. Bailey Senior Vice President and Chief Financial Officer

SCHEDULE I

Name & Address	Capital Contribution	Percentage Interest
S.C. Johnson Commercial Markets, Inc.	$1.00	100%
8310 16th Street Sturtevant, WI 53177-0902